CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors
LightPath Technologies, Inc.


We consent to incorporation by reference in the registration statements (No.'s 333-23511, 333-23515, 333-41705, 333-92017 and 333-96083) on Form S-8 and (No.'s
333-37443,  333-39641, 333-47905, 333-86185, 333-93179, 333-94303, 333-31014 and
333-37622) on Form S-3 of LightPath Technologies, Inc. of our report dated August 4, 2000, except as to the third paragraph of note 6 which is as of August 21, 2000, relating to the consolidated balance sheets of LightPath Technologies, Inc. as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the June 30, 2000, annual report on Form 10-KSB of LightPath Technologies, Inc.


                                                  /s/ KPMG LLP


Albuquerque, New Mexico
August 28, 2000